Execution Version

SUPPLEMENTAL INDENTURE NO. 2
Supplemental Indenture No. 2 (this “Supplemental Indenture”), dated as of August 28, 2018 among Qorvo, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors, and MUFG Union Bank, N.A., as Trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 19, 2015, providing for the issuance of $450,000,000 aggregate principal amount of 6.75% Senior Notes due 2023 (“2023 Notes”) and $550,000,000 aggregate principal amount of 7.00% Senior Notes due 2025 (“2025 Notes”);
WHEREAS, the Indenture was previously amended with respect to the 2023 Notes pursuant to that certain Supplemental Indenture No.1 dated as of June 29, 2018 among Qorvo, the Subsidiary Guarantors, and the Trustee;
WHEREAS, the Company has made a tender offer to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated August 14, 2018 and the accompanying Letter of Transmittal and Consent, up to $140,000,000 of the outstanding 2025 Notes (the “Tender Offer”);
WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture permits the Company to enter into one or more indentures supplemental to the Indenture for the purpose of amending the Indenture in a manner that will only affect one series of the Notes with the written consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes of such series);
WHEREAS, in connection with the Tender Offer, the Holders of a majority in principal amount of the outstanding 2025 Notes (excluding any Notes owned by the Company or any of its Affiliates) have consented to amendment of the Indenture with respect to the 2025 Notes as set forth herein which consents have not been withdrawn;
WHEREAS, the Company, pursuant to the foregoing authority, desires to amend the Indenture in certain respects as set forth herein which amendments will apply only to the 2025 Notes, has requested the Trustee join with it in the execution and delivery of this Supplemental Indenture, and in accordance with Section 9.02 of the Indenture, has received the consent of the Holders of at least a majority in principal amount of the outstanding 2025 Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified by a certificate of the tender agent with respect to the Tender Offer delivered to the Company and the Trustee, has delivered a Board Resolution authorizing the execution and delivery of this Supplemental Indenture, and an Officers’ Certificate and an Opinion of Counsel stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent to the execution and delivery of this Supplemental Indenture have been complied with, and the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid and binding agreement of the Company, the Subsidiary Guarantors, and the Trustee, in accordance with its terms;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Amendments. The Indenture is hereby amended as follows, which amendments will apply exclusively to the 2025 Notes:

(a)	The following sections are hereby deleted from the Indenture:

(i)	Section 4.03, “SEC Reports”;

(ii)	Section 4.07, “Limitation on Restricted Payments”;

(iii)	Section 4.08, “Limitation on Restrictions on Distributions from Restricted Securities”;

(iv)	Section 4.09, “Limitations on Indebtedness”;

(v)	Section 4.10, “Limitation on Sales of Assets and Subsidiary Stock”;

(vi)	Section 4.11, “Limitation on Transactions with Affiliates”;

(vii)	Section 4.12, “Limitation on Liens”;

(viii)	Section 4.14, “Change of Control”;

(ix)	Section 4.18, “Future Subsidiary Guarantors”;

(x)	Section 4.19, “Suspension of Covenants”; and

(xi)	Section 6.01(a), “Events of Default” (subsection (4) thereof).

(b)
Section 3.01, “Notices to Trustee,” is modified by deleting “at least 30 days but not more than 60 days before a redemption date” and replacing the deleted language with the following: “not less than three Business Days nor more than 60 days before a redemption date”.

(c)
Section 3.02(a) “Selection of Notes to Be Redeemed,” is modified by deleting “not less than 30 nor more than 60 days prior to the redemption date” and replacing the deleted language with the following: “not less than three Business Days nor more than 60 days before the redemption date”.

(d)
Section 3.03(a) “Notice of Redemption,” is modified by deleting “At least 30 days but not more than 60 days before a redemption date” and replacing the deleted language with the following: “not less than three Business Days nor more than 60 days before a redemption date”.

(e)	Section 5.01 is deleted in its entirety and replaced with the following:
Section 5.01. Merger and Consolidation.

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets and its Subsidiaries’ assets (taken as a whole) to, any Person (or another Restricted Subsidiary), unless the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with this Indenture and, in the case of the Opinion of Counsel, that such supplemental indenture (if any) is the valid, binding obligation of the resulting, surviving or transferee Person (the “Successor Company”), enforceable against the Successor Company in accordance with its terms. The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, this Indenture and the Registration Rights Agreement, and the predecessor Company (except in the case of a lease of all or substantially all its assets) will be released from the obligation to pay the principal of and interest on the Notes.

(b) In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding the foregoing any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor.

(f)
Section 5.02 of the Indenture, “Successor Corporation Substituted,” is modified by deleting the word “such” from the phrases “any such consolidation, merger, sale, lease or conveyance” and “any such sale or conveyance” wheresoever such phrases appear within the Section.

(3)Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto; provided, however, that the provisions of this Supplemental Indenture shall become operative only if the Company accepts at least a majority in principal amount of the outstanding 2025 Notes (excluding any Notes owned by the Company or any of its Affiliates) pursuant to the Tender Offer of the 2025 Notes (the “Consent Solicitation Conditions”), with the result that the effectiveness of the amendments to the Indenture by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if the Consent Solicitation Conditions are not met.
(4)Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(5)Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
(6)Notes Deemed Conformed. As of the date hereof, the provisions of the 2025 Notes shall be deemed conformed to the Indenture as amended by this Supplemental Indenture and amended to the extent the 2025 Notes are inconsistent with the Indenture as amended by this Supplemental Indenture.
(7)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(8)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(9)Separability. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture but this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this Supplemental Indenture in the capacity indicated as of the date first written above.

QORVO, INC.

By: /s/ Mark J. Murphy
Name: Mark J. Murphy
Title: Chief Financial Officer

AMALFI SEMICONDUCTOR, INC. as a Guarantor

By: /s/ Mark J. Murphy
Name: Mark J. Murphy
Title: President

QORVO CALIFORNIA, INC. as a Guarantor

By: /s/ Mark J. Murphy
Name: Mark J. Murphy
Title: Chief Financial Officer

QORVO OREGON, INC. as a Guarantor

By: /s/ Mark J. Murphy
Name: Mark J. Murphy
Title: Chief Financial Officer

QORVO TEXAS, LLC as a Guarantor

By: /s/ James Klein
Name: James Klein
Title: Manager

[Signature Page to Supplemental Indenture]

QORVO US, INC. as a Guarantor

By: /s/ Mark J. Murphy
Name: Mark J. Murphy
Title: Vice President

RFMD, LLC as a Guarantor

By: /s/ Mark J. Murphy
Name: Mark J. Murphy
Title: Manager

[Signature Page to Supplemental Indenture]

MUFG UNION BANK, N.A., as Trustee

By: /s/ Amedeo Morreale
Name: Amedeo Morreale
Title: Vice President

[Signature Page to Supplemental Indenture]